Exhibit 4.1

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other nominee as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

REGISTERED	REGISTERED

Consolidated Edison Company of New York, Inc.

FLOATING RATE DEBENTURES, SERIES 2024 C

INTEREST RATE	MATURITY DATE	CUSIP	CERTIFICATE NUMBER
Compounded SOFR plus 52 basis points (the “Margin”)	November 18, 2027	209111 GL1	R-

REGISTERED HOLDER: Cede & Co.

PRINCIPAL SUM:

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC., a New York corporation (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to the registered holder named above or registered assigns, on the maturity date stated above, the principal sum stated above and to pay interest thereon from November 18, 2024, or from the most recent interest payment date to which interest has been duly paid or provided for, initially on February 18, 2025, and thereafter quarterly on February 18, May 18, August 18 and November 18 each year, at the interest rate stated above equal to Compounded SOFR, as determined in accordance with the provisions described below, plus the Margin, until the date on which payment of such principal sum has been made or duly provided for. Starting on the first interest payment date, interest on this Debenture will accrue from and including the last interest payment date to which the Company has paid, or duly provided for the payment of, interest on this Debenture to, but excluding, the next succeeding interest payment date. No interest will accrue on this Debenture for the day that this Debenture matures. The amount of interest payable for any period will be computed on the basis of a 360-day year and the actual number of days in the Observation Period (as defined herein).The interest so payable on any interest payment date will be paid to the person in whose name this Debenture is registered at the close of business on the record date for the applicable interest payment date, which will be (i) the business day immediately preceding such interest payment date so long as all of the Debentures (as defined below) remain in book-entry only form or (ii) the fifteenth day, whether or not a business day, of the calendar month next preceding such interest payment date if any of the Debentures do not remain in book-entry form, in each case, except as otherwise provided in the Indenture. The term “business day” means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the corporate trust office of the Trustee (as defined herein) is closed for business.

If any interest payment date falls on a day that is not a business day, the Company will be required to make the interest payment on the next succeeding business day unless that business day is in the next succeeding calendar month, in which case (other than in the case of the maturity date) the Company will be required to make the interest payment on the immediately preceding business day. If an interest payment is made on the next succeeding business day, no interest will accrue as a result of the delay in payment. If the maturity date of the Debentures falls on a day that is not a business day, the payment due on such date will be postponed to the next succeeding business day, and no further interest will accrue in respect of such postponement.

The principal of this Debenture, when due and payable, shall, upon presentation and surrender hereof, be paid at The Bank of New York Mellon, 240 Greenwich Street, New York, New York 10286, or at the office of any paying agent subsequently appointed pursuant to the Indenture. The interest on this Debenture, when due and payable, shall be paid at The Bank of New York Mellon or at the office of any paying agent subsequently appointed pursuant to the Indenture, or at the option of the Company, by check mailed to the address of the registered holder hereof or registered assigns as such address shall appear in the Security Register. All such payments shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

This Debenture is one of a duly authorized series of an issue of unsecured debt securities of the Company designated as its Floating Rate Debentures, Series 2024 C (the “Debentures”), issued and to be issued under an Indenture dated as of December 1, 1990, between the Company and The Bank of New York Mellon (formerly known as The Bank of New York (successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank (successor to The Chase Manhattan Bank (National Association)))))), as Trustee (hereinafter called the “Trustee”, which term includes any successor trustee under the Indenture), as amended and supplemented by the First Supplemental Indenture, dated as of March 6, 1996, and the Second Supplemental Indenture, dated as of June 23, 2005 (the Indenture, as so amended and supplemented is hereinafter called the “Indenture”). The Debentures shall be issued in an initial aggregate principal amount of $350,000,000. The Company may at any time, without the consent of the holders of the Debentures, issue additional Debentures that will be part of the same series of debt securities as, rank equally and ratably with, and have the same interest rate, maturity and other terms (except for the issue date, the issue price and, if applicable, the initial interest accrual date and the first interest payment date) as, the then outstanding Debentures. Reference is made to the Indenture and any supplemental indenture thereto for the provisions relating, among other things, to the respective rights of the Company, the Trustee and the holders of the Debentures, and the terms on which the Debentures are, and are to be, authenticated and delivered.

For purposes of this Debenture, except as otherwise expressly provided for or unless the context otherwise requires, the following terms have the following meanings:

“Calculation Agent” means a banking institution or trust company appointed by the Company to act as calculation agent, initially The Bank of New York Mellon.

“Designee” means an independent financial advisor or any other designee of the Company.

“Interest Period”, with respect to the Debentures, means (i) the period commencing on any interest payment date (or, with respect to the initial Interest Period only, commencing on the date of original issuance) to, but excluding, the next succeeding interest payment date or (ii) in the case of the last such period, the period from and including the interest payment date immediately preceding the maturity date to, but excluding, the maturity date.

Compounded SOFR. “Compounded SOFR” will be determined by the Calculation Agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

where:

“SOFR IndexStart” means, for periods other than the initial Interest Period, the SOFR Index (as defined herein) value on the preceding Interest Payment Determination Date, and, for the initial Interest Period, the SOFR Index value two United States Government Securities Business Days (as defined herein) before the date of original issuance;

“SOFR IndexEnd” means the SOFR Index value on the Interest Payment Determination Date relating to the applicable interest payment date (or, in the final Interest Period, relating to the maturity date); and

“dc” is the number of calendar days in the relevant Observation Period.

For purposes of determining Compounded SOFR:

“Interest Payment Determination Date” means the date that is two United States Government Securities Business Days before each interest payment date (or, in the final Interest Period, before the maturity date).

“Observation Period” means, in respect of each Interest Period, the period from, and including, the date that is two United States Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date that is two United States Government Securities Business Days preceding the interest payment date for such Interest Period (or in the final Interest Period, preceding the maturity date).

“SOFR Index” means, with respect to any United States Government Securities Business Day:

(1)

the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such United States Government Securities Business Day (the “SOFR Index Determination Time”); provided that:

(2)

if a SOFR Index value does not so appear as specified in clause (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event (as defined herein) and its related Benchmark Replacement Date (as defined herein) have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable Provisions” described below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “Effect of Benchmark Transition Event” provisions described below.

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source.

“United States Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Notwithstanding anything to the contrary in the documentation relating to the this Debenture, if the Company (or its Designee) determines on or prior to the relevant Reference Time (as defined herein) that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth below under “Effect of Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable on the Debentures.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each Interest Period on the Debentures will be an annual rate equal to the sum of the Benchmark Replacement and the Margin.

SOFR Index Unavailable Provisions. If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable Interest Period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website, initially located at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If SOFR does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding United States Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

(a)

Determining the Floating Rate. This Debenture will bear interest for each quarterly Interest Period at an annual rate equal to Compounded SOFR, determined as described below, plus the Margin, from and including the original issuance date.

On each Interest Payment Determination Date relating to the applicable interest payment date, the Calculation Agent will calculate the amount of accrued interest payable on the Debentures by multiplying (i) the outstanding principal amount of the Debentures by (ii) the product of (a) the interest rate for the relevant Interest Period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period divided by 360. In no event will the interest rate on the Debentures be less than zero.

Absent willful misconduct, bad faith or manifest error, the calculation of the applicable interest rate for each Interest Period by the Calculation Agent, or in certain circumstances, by the Company (or its Designee), will be final and binding on the Company, the Trustee and the holders of the Debentures.

None of the Trustee, paying agent, registrar or Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR, the SOFR Index or any applicable Benchmark, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any alternative method, Benchmark Replacement or alternative index, or other successor or replacement alternative index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes with respect to such alternative method, Benchmark Replacement or alternative index are necessary or advisable, if any, in connection with any of the foregoing.

None of the Trustee, paying agent, registrar or Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties described in the Indenture and the Debentures as a result of the unavailability of SOFR, the SOFR Index or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information contemplated by the Indenture and the Debentures and reasonably required for the performance of such duties.

(b) Effect of Benchmark Transition Event

(i)

Benchmark Replacement. If the Company (or its Designee) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Debentures in respect of such determination on such date and all determinations on all subsequent dates.

(ii)

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Company (or its Designee) will have the right to make Benchmark Replacement Conforming Changes from time to time.

(iii)

Decisions and Determinations. Any determination, decision or election that may be made by the Company (or its Designee) pursuant this subsection “Effect of Benchmark Transition Event,” including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection will be conclusive and binding absent manifest error; will be made in the Company’s (or its Designee’s) sole discretion; if made by the Company’s Designee, will be made after consultation with the Company, and such Designee will not make any such determination, decision or election to which the Company objects; and notwithstanding anything to the contrary in any documentation relating to the Debentures, shall become effective without consent from the holders of the Debentures or any other party.

As used in this subsection “Effect of Benchmark Transition Event,” the following terms have the following meanings:

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company (or its Designee) as of the Benchmark Replacement Date:

(1)

the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) the ISDA Fallback Rate (as defined herein) and (b) the Benchmark Replacement Adjustment; and

(3)

the sum of: (a) the alternate rate of interest that has been selected by the Company (or its Designee) as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for United States dollar denominated floating rate debt securities at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company (or its Designee) as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment (which may be positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement (as defined herein);

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company (or its Designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for United States dollar denominated floating rate debt securities at such time.

The Benchmark Replacement Adjustment shall not include the Margin and such Margin shall be applied to the Benchmark Replacement to determine the interest payable on this Debenture.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition or interpretation of “Interest Period”, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenor, and other administrative matters), or any other changes to any other terms or provisions of the Debentures, in each case, that the Company (or its Designee) decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company (or its Designee) decides that adoption of any portion of such market practice is not administratively feasible or if the Company (or its Designee) determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company (or its Designee) determines is reasonably necessary or practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2006 ISDA Definitions published by the ISDA or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by the Company (or its Designee) in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

The Debentures will not be subject to redemption at our option.

If an Event of Default (as defined in the Indenture) shall have occurred and be continuing with respect to the Debentures, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with such effect and subject to the conditions provided in the Indenture. Any such declaration may be rescinded by holders of a majority in principal amount of the outstanding Debentures if all Events of Default with respect to the Debentures (other than the non-payment of principal of the Debentures which shall have become due by such declaration) shall have been remedied.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Debentures at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to the Indenture or to any supplemental indenture with respect to the Debentures, or modifying in any manner the rights of the holders of the Debentures; provided, however, that no such supplemental indenture shall (i) extend the maturity of any Debenture, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or make the principal thereof, or interest thereon, payable in any coin or currency other than that provided in the Debentures without the consent of the holder of each Debenture so affected, or (ii) reduce the aforesaid principal amount of Debentures, the holders of which are required to consent to any such supplemental indenture without the consent of the holders of all Debentures then outstanding.

The Debentures are issuable as registered Debentures only, in the denomination of $2,000 and any integral multiples of $1,000 approved by the Company, such approval to be evidenced by the execution thereof.

This Debenture is transferable by the registered holder hereof in person or by his attorney duly authorized in writing on the books of the Company at the office or agency to be maintained by the Company for that purpose, but only in the manner, subject to the limitations and upon payment of any tax or governmental charge for which the Company may require reimbursement as provided in the Indenture, and upon surrender and cancellation of this Debenture. Upon any registration of transfer, a new registered Debenture or Debentures, of authorized denomination or denominations, and in the same aggregate principal amount, will be issued to the transferee in exchange therefor.

The Company, the Trustee, any paying agent and any Security registrar may deem and treat the registered holder hereof as the absolute owner of this Debenture (whether or not this Debenture shall be overdue and notwithstanding any notations of ownership or other writing hereon made by anyone other than the Security registrar) for the purpose of receiving payment of or on account of the principal hereof and interest due hereon as herein provided and for all other purposes, and neither the Company nor the Trustee nor any paying agent nor any Security registrar shall be affected by any notice to the contrary.

No recourse shall be had for the payment of the principal of or interest on this Debenture, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator or against any past, present or future stockholder, officer or member of the Board of Trustees, as such, of the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

This Debenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York.

All terms used in this Debenture which are defined in the Indenture and not defined herein shall have the meanings assigned to them in the Indenture.

This Debenture shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until the certificate of authentication on the face hereof is manually signed by the Trustee.

IN WITNESS WHEREOF, the Company has caused this Debenture to be signed by the manual or facsimile signatures of the Senior Vice President and Chief Financial Officer and the Vice President and Treasurer of the Company, and a facsimile of its corporate seal to be affixed or reproduced hereon.

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

By

Senior Vice President and Chief Financial Officer

By

Vice President and Treasurer

SEAL

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein issued under the Indenture described herein.

THE BANK OF NEW YORK MELLON,
as Trustee

By

Authorized Signatory

Dated: